Exhibit 99.1

Celcuity Inc. Reports Third Quarter 2022 Financial Results and Provides Corporate Update

-	Completed selection of 200 clinical trial sites for the Phase 3 VIKTORIA-1 breast cancer study; activated first clinical trial site in the third quarter; expect dosing of first patient by year-end

-	Updated Phase 1b data will be reviewed during a Spotlight Poster Discussion Session at the 2022 San Antonio Breast Cancer Symposium in December 2022

-	Expanded Board of Directors with appointment of Polly Murphy, D.V.M., Ph.D., a seasoned pharmaceutical executive with significant business development and commercialization experience

-	Management to host webcast and conference call today, November 10, 2022, at 4:30 p.m. ET

MINNEAPOLIS, November 10, 2022 — Celcuity Inc. (Nasdaq: CELC), a clinical-stage biotechnology company focused on development of targeted therapies for a number of different cancers, today announced financial results for the third quarter ended September 30, 2022 and other recent business developments.

“We are encouraged by the significant interest from clinical sites across the world to participate in our Phase 3 VIKTORIA-1 study for gedatolisib,” said Brian Sullivan, CEO and Co-Founder of Celcuity. “We completed selection of sites for the study in the third quarter, and we are now focused on activating these selected sites. We are pleased that updated data from our Phase 1b study in advanced breast cancer will be reviewed during a Spotlight Poster Discussion Session at the 2022 San Antonio Breast Cancer Symposium in December 2022. Finally, I am excited that Dr. Polly Murphy has joined our Board of Directors. Her business development and commercial experience will provide a very helpful perspective to our board.”

Third Quarter 2022 Business Highlights and Other Recent Developments

●	In July, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy designation to Celcuity’s lead drug product candidate gedatolisib, an investigational pan-PI3K/mTOR inhibitor, for the treatment of HR+/HER2- locally advanced, inoperable or metastatic breast cancer that has progressed after treatment with a CDK4/6 inhibitor in combination with a nonsteroidal aromatase inhibitor. This designation allows for more intensive guidance from the FDA and a potentially accelerated review time if relevant criteria are met. Gedatolisib previously received Fast Track designation from the FDA in January 2022.

●	In August, Celcuity amended its existing debt facility with an affiliate of Innovatus Capital Partners, LLC to provide Celcuity with up to $75 million in term loans, a $50 million increase from the original debt facility. Among other changes, the amended facility provides Celcuity with the ability to draw on a $20 million tranche following the closing of the $100 million private placement announced in May 2022. The closing of the private placement is expected to occur shortly after the first patient in VIKTORIA-1 receives their first dose at a clinical site located in the United States, provided that such dose occurs on or before December 31, 2022.

●	In September, Celcuity appointed Polly Murphy, D.V.M., Ph.D., to its Board of Directors. Dr. Murphy has over 20 years of business development and commercial strategy experience at leading global pharmaceutical companies, including 12 years in leadership positions with increasing responsibility at Pfizer.

●	In the third quarter, Celcuity completed selection of 200 clinical trial sites for the Phase 3 VIKTORIA-1 clinical trial. The first clinical trial site was also activated. VIKTORIA-1 is evaluating the safety and efficacy of gedatolisib in combination with fulvestrant with or without palbociclib in adults with HR+/HER2- advanced breast cancer whose disease progressed while receiving prior CDK4/6 therapy.

●	An abstract with updates to results from Celcuity’s Phase 1b study was accepted for a Spotlight Poster Discussion presentation at the 2022 San Antonio Breast Cancer Symposium. Ongoing enrollment in the FACT-1 and FACT-2 trials for CELsignia selected patients who have early-stage HR+/HER2- breast cancer with interim results expected in mid-2023.

Third Quarter 2022 Financial Results

Unless otherwise stated, all comparisons are for the third quarter ended September 30, 2022, compared to the third quarter ended September 30, 2021.

The following discussion should be read in conjunction with Celcuity’s unaudited condensed consolidated financial statements and related notes on Form 10-Q for the third quarter ended September 30, 2022. Total operating expenses were $10.6 million for the third quarter of 2022, compared to $5.6 million for the third quarter of 2021.

Research and development (R&D) expenses were $9.6 million for the third quarter of 2022, compared to $5.0 million for the third quarter of 2021. Of the approximately $4.7 million increase in R&D expenses in the third quarter of 2022, compared to the third quarter of 2021, $1.2 million was related to employee related expenses, including consulting fees. The remaining $3.5 million increase in R&D expenses is primarily related to activities supporting the initiation of the VIKTORIA-1 pivotal trial and costs for existing clinical trials.

General and administrative (G&A) expenses were $1.0 million for the third quarter of 2022, compared to $0.6 million for the third quarter of 2021. The approximately $0.4 million increase in G&A expenses during the third quarter of 2022, compared to the third quarter of 2021, arose primarily from approximately $0.3 million in non-cash stock-based compensation.

Net loss for the third quarter of 2022 was $10.9 million, or $0.75 loss per share, compared to a net loss of $6.0 million, or $0.41 loss per share, for the third quarter of 2021. For purposes of calculating net loss per share, the reported net loss was increased by an additional $.02 loss per share, related to the approximately $0.3 million deemed dividend resulting from a warrant modification. Non-GAAP adjusted net loss for the third quarter of 2022 was $9.5 million, or $0.63 loss per share, compared to non-GAAP adjusted net loss of $5.1 million, or $0.35 loss per share, for the third quarter of 2021. Non-GAAP adjusted net loss excludes stock-based compensation expense, issuance of common stock and non-cash interest. Because these items have no impact on Celcuity’s cash position, management believes non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures calculated in accordance with generally accepted accounting principles in the United States (GAAP) to non-GAAP financial measures, please see the financial tables at the end of this press release.

Net cash used in operating activities for the third quarter of 2022 was $9.3 million, compared to $4.0 million for the third quarter of 2021. At September 30, 2022, Celcuity had cash and cash equivalents of $57.5 million.

Webcast and Conference Call Information

The Celcuity management team will host a webcast/conference call at 4:30 p.m. ET today to discuss the third quarter 2022 financial results and provide a corporate update. To participate in the teleconference, domestic callers should dial 1-888-999-6281 and international callers should dial 1-848-280-6550 and reference Celcuity. A live webcast presentation can also be accessed using this weblink: https://viavid.webcasts.com/starthere.jsp?ei=1577832&tp_key=f9185283fd. A replay of the webcast will be available on the Celcuity website following the live event.

About Celcuity

Celcuity is a clinical-stage biotechnology company focused on development of targeted therapies for treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, reversible dual inhibitor that selectively targets all Class 1 PI3K isoforms and mTOR. Its mechanism of action and pharmacokinetic properties are highly differentiated from other currently approved and investigational therapies that target PI3K or mTOR alone or together. The company has activated the Phase 3 VIKTORIA-1 clinical trial to evaluate gedatolisib in patients with HR+/HER2- advanced breast cancer. More detailed information about the VIKTORIA-1 study can be found at ClinicalTrials.gov. Its CELsignia companion diagnostic platform is uniquely able to analyze live patient tumor cells to identify new groups of cancer patients likely to benefit from already approved targeted therapies. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at Celcuity.com. Follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including, but not limited to, the timing of initiating and enrolling patients in, and receiving results from, clinical trials, such as Celcuity’s Phase 3 VIKTORIA-1 clinical trial, the costs and expected results from any ongoing or planned clinical trials, the expected timing of dosing the first patient in VIKTORIA-1, the expected timing of closing the private placement announced May 16, 2022 and funding of tranches under the Company’s debt financing facility, any potential benefits resulting from Breakthrough Therapy designation for gedatolisib, and other expectations with respect to Celcuity’s lead product candidate, gedatolisib and its CELsignia platform. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements are subject to numerous risks, uncertainties, and conditions, many of which are beyond the control of Celcuity. These include, but are not limited to, those risks set forth in the Risk Factors section in Celcuity’s Quarterly Report for the period ended September 30, 2022 to be filed with the Securities and Exchange Commission on November 10, 2022. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

ICR Westwicke

Robert Uhl, robert.uhl@westwicke.com

(619) 228-5886

Celcuity Inc.

Condensed Balance Sheets

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$57,483,776	$84,286,381
Deposits	22,009	22,009
Deferred transaction costs	349,147	22,144
Payroll tax receivable	260,926	298,764
Prepaid assets	6,578,252	722,677
Total current assets	64,694,110	85,351,975

Property and equipment, net	302,005	312,444
Operating lease right-of-use assets	295,535	241,901
Total Assets	$65,291,650	$85,906,320

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$3,168,198	$1,507,099
Finance lease liabilities	3,916	5,850
Operating lease liabilities	194,643	189,858
Accrued expenses	3,278,315	802,893
Total current liabilities	6,645,072	2,505,700
Finance lease liabilities	-	2,449
Operating lease liabilities	107,830	61,771
Note payable, non-current	15,013,407	14,625,923
Total Liabilities	21,766,309	17,195,843
Total Stockholders’ Equity	43,525,341	68,710,477
Total Liabilities and Stockholders’ Equity	$65,291,650	$85,906,320

Celcuity Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Operating expenses:

Research and development	$9,621,505	$4,960,515	$24,685,505	$20,266,965
General and administrative	1,022,050	639,271	3,066,382	1,768,058
Total operating expenses	10,643,555	5,599,786	27,751,887	22,035,023
Loss from operations	(10,643,555)	(5,599,786)	(27,751,887)	(22,035,023)

Other income (expense)
Interest expense	(537,661)	(433,072)	(1,428,108)	(824,283)
Interest income	287,495	5,612	391,301	7,803
Loss on sale of fixed assets	-	-	-	(263)
Other income (expense), net	(250,166)	(427,460)	(1,036,807)	(816,743)
Net loss before income taxes	(10,893,721)	(6,027,246)	(28,788,694)	(22,851,766)
Income tax benefits	-	-	-	-
Net loss	$(10,893,721)	$(6,027,246)	$(28,788,694)	$(22,851,766)

Net loss per share, basic and diluted	$(0.75)	$(0.41)	$(1.95)	$(1.78)

Weighted average common shares outstanding, basic and diluted	14,938,224	14,877,619	14,928,727	12,867,484

Cautionary Statement Regarding Non-GAAP Financial Measures

This press release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense, issuance of common stock and non-cash interest from net loss and net loss per share. Management excludes these items because they do not impact Celcuity’s cash position, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. As a result, management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similarly titled measures presented by other companies. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows.

Celcuity Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

GAAP net loss	$(10,893,721)	$(6,027,246)	$(28,788,694)	$(22,851,766)
Adjustments:
Stock-based compensation
Research and development (1)	676,524	434,597	1,937,707	1,017,855
General and administrative (2)	546,530	265,319	1,561,077	671,476
Issuance of common stock, licensing agreement (3)	-	-	-	5,000,000
Non-cash interest expense (4)	210,409	194,741	595,947	369,709
Non-GAAP adjusted net loss	$(9,460,258)	$(5,132,589)	$(24,693,964)	$(15,792,726)

GAAP net loss per share - basic and diluted	$(0.75)	$(0.41)	$(1.95)	$(1.78)
Adjustment to net loss (as detailed above)	0.10	0.06	0.27	0.55
Warrant modification adjustment (5)	0.02	-	0.02	-
Non-GAAP adjusted net loss per share	$(0.63)	$(0.35)	$(1.66)	$(1.23)

Weighted average common shares outstanding, basic and diluted	14,938,224	14,877,619	14,928,727	12,867,484

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.
(3)	To reflect a non-cash charge to operating expense for the issuance of common stock related to a licensing agreement.
(4)	To reflect a non-cash charge to other expense for amortization of debt issuance and discount costs and PIK interest related to the issuance of a note payable.
(5)	To reflect an adjustment to basic and diluted net loss per share related to a warrant modification.